Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2017 FOURTH QUARTER AND YEAR END RESULTS
Revenues of $39.1 Billion for the Fourth Quarter, a 4.2 Percent Increase Year-Over-Year
Fourth Quarter GAAP Diluted EPS of $(1.35) and Adjusted Diluted EPS of $1.33
Revenues of $153.1 Billion for Fiscal Year 2017, a 4.3% Increase Year-Over-Year
Fiscal Year 2017 GAAP Diluted EPS of $1.87 and Adjusted Diluted EPS of $5.88
Fiscal Year 2018 Adjusted Diluted EPS Expected to Grow to Between $5.90 to $6.15

VALLEY FORGE, PA, November 2, 2017 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2017 fourth quarter ended September 30, 2017, revenue increased 4.2 percent to $39.1 billion. Revenue increased 4.3 percent to $153.1 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $(1.35) for the September quarter of fiscal 2017, compared to $0.64 in the prior year quarter. GAAP diluted EPS for the fiscal year was $1.87, compared to $6.32 in the prior year. GAAP EPS for the September quarter of fiscal 2017 and for the fiscal year was unfavorably impacted by litigation expenses. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 2.3 percent to $1.33 in the fiscal fourth quarter. For fiscal year 2017, adjusted diluted EPS increased 4.6 percent to $5.88.

“We continue to strategically transform the company as we move into fiscal 2018. It has been a top priority to engage pharmaceutical manufacturers and provider customers as well as associates throughout AmerisourceBergen to ensure that the evolved structure of our company provides unparalleled, differentiated offerings and drives our corporate growth over the long term,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. “AmerisourceBergen is relied upon to be an innovator in both the breadth of commercialization services we deliver, as well as the depth of expertise we bring to support our partnerships with pharmaceutical manufacturers and provider customers. AmerisourceBergen’s scale, proven ability to execute, strategic evolution and continued investment enable the Company to more effectively and efficiently drive and deliver long-term value for the healthcare system and our shareholders while living our corporate purpose. We are united in our responsibility to create healthier futures.”

“In fiscal year 2017, AmerisourceBergen executed well in a challenging healthcare environment. We are proud of our associates' ability to deliver the highest quality pharmaceutical distribution services while providing innovative solutions to our pharmaceutical manufacturer and provider customers in an ever-evolving healthcare industry," Mr. Collis continued. "The recent launch of our Lash Group’s new patient support technology ecosystem, Fusion, will ultimately improve patient access to life saving medications and enhance patient engagement and outcomes. We are also especially proud of all of our associates in their efforts to provide safe and secure access to much needed medicines in areas devastated by hurricanes over the past several months."

Fourth Quarter Fiscal Year 2017 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$39.1B	$39.1B
Gross Profit	$1.2B	$1.1B
Operating Expenses	$1.3B	$626M
Operating (Loss) Income	$(85)M	$471M
Interest Expense, Net	$35M	$35M
Tax Rate	(142.4)%	32.5%
Net (Loss) Income	$(295)M	$293M
Diluted Shares Outstanding	219M	221M
Diluted Earnings Per Share	$(1.35)	$1.33

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, including our fiscal year 2018 expectations, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Quarterly Results

•
Revenue: In the fourth quarter of fiscal 2017, revenue was $39.1 billion, up 4.2 percent compared to the same quarter in the previous fiscal year, reflecting a 3.9 percent increase in Pharmaceutical Distribution Services revenue and a 12.2 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2017 fourth quarter was $1.2 billion, a 4.2 percent increase over the same period in the previous fiscal year due to increases in gross profit in Other and Pharmaceutical Distribution Services. Gross profit as a percentage of revenue was 3.0 percent, an increase of 1 basis point from the prior year quarter.

•
Operating Expenses: In the fourth quarter of fiscal 2017, operating expenses were $1.3 billion, compared to $900 million in the same period last fiscal year. With regard to the civil investigation involving the pre-filled syringe program Medical Initiatives, Inc., which was the subject of a one-count strict-liability misdemeanor guilty plea by AmerisourceBergen Specialty Group on September 27, 2017, the Company has accrued a $575 million reserve in the fourth quarter ended September 30, 2017. The Company is in advanced settlement discussions with the United States Attorney's Office for the Eastern District of New York and the Department of Justice, which are ongoing. In addition, current year quarter operating expenses did not include Warrants expense and prior year quarter operating expenses included Warrants expense of $261 million.

•
Operating (Loss) Income: In the fiscal 2017 fourth quarter, operating (loss)/income was $(85) million versus $225 million in the prior year period. The decrease in operating income was primarily driven by the current year litigation accrual of $575 million and offset in part by the absence of Warrants expense as described above.

•	Interest Expense, Net: In the fiscal 2017 fourth quarter, net interest expense of $35 million was up 0.7 percent versus the prior year quarter.

•	Tax Rate: The current fiscal quarter income tax expense assumes no benefit from the $575 million litigation accrual.

•
Diluted Earnings Per Share: Diluted earnings per share was $(1.35) in the fourth quarter of fiscal year 2017 compared to $0.64 in the previous fiscal year’s fourth quarter largely driven by the current year litigation accrual of $575 million and offset in part by the decline in Warrants expense.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2017 were 218.5 million, a 3.7 percent decline versus the prior fiscal year fourth quarter due primarily to share repurchases, net of stock option exercises.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Warrants expense / income;

•	Gain from antitrust litigation settlements;

•	LIFO expense / credit;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other expenses; and a

•	Pension settlement.

In addition, we previously issued $600 million of 1.15 percent senior notes that were repaid in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing has been excluded from the Non-GAAP presentation. AmerisourceBergen also calculated its adjusted diluted earnings per share for each period in fiscal year 2016 using an adjusted diluted weighted average share count.

Fourth Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the fourth quarter of fiscal 2017, revenue was $39.1 billion, up 4.2 percent compared to the same quarter in the previous fiscal year, reflecting a 3.9 percent increase in Pharmaceutical Distribution Services revenue and a 12.2 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2017 fourth quarter was $1.1 billion, which was up 4.4 percent when compared to the same period in the previous year due to increases in gross profit in Other and Pharmaceutical Distribution Services. Gross profit as a percentage of revenue was 2.80 percent, flat when compared to the prior year quarter.

•
Adjusted Operating Expenses: In the fourth quarter of fiscal 2017, operating expenses were $626 million, an increase of 6.8 percent compared to the same period in the last fiscal year. Distribution, selling, and administrative expenses increased by $31 million over the prior year quarter. Operating expenses as a percentage of revenue in the fiscal 2017 fourth quarter were 1.60 percent, compared to 1.56 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2017 fourth quarter, operating income of $471 million increased 1.5 percent from the prior year period. Operating income as a percentage of revenue decreased 4 basis points to 1.20 percent in the fiscal 2017 fourth quarter compared to the previous fiscal year’s fourth quarter.

•	Adjusted Interest Expense, Net: In the fiscal 2017 fourth quarter, net interest expense of $35 million was up 7.3 percent from the prior year quarter.

•	Adjusted Tax Rate: The effective tax rate for the fourth quarter of fiscal 2017 was 32.5 percent, up slightly from 31.4 percent in the previous fiscal year’s fourth quarter.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 2.3 percent to $1.33 in the fourth quarter of fiscal year 2017 compared to $1.30 in the previous fiscal year’s fourth quarter, driven primarily by a lower number of adjusted diluted shares outstanding.

•
Adjusted Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2017 were 221.3 million, compared to 227.8 million in the prior fiscal year fourth quarter due to share repurchases, net of stock option exercises.

Segment Discussion

The Pharmaceutical Distribution Services reportable segment historically included both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG). Effective September 30, 2017, AmerisourceBergen combined the legacy ABDC and legacy ABSG operating segments into a single operating segment. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier, and MWI Animal Health (MWI). Additionally, in connection with the completion of this reorganization, our non-title third party logistics business (which was historically included within the Pharmaceutical Distribution Services reportable segment) was combined with the World Courier operating segment in Other, while the ABCS's distribution business (historically included in Other) is now included in our Pharmaceutical Distribution Services reportable segment. We revised our previously-reported segment operating results to reflect this reorganization. These changes did not have a material impact to our historical reportable segment operating results.

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $37.7 billion, an increase of 3.9 percent compared to the same quarter in the prior fiscal year. Legacy ABDC revenue increased 4.2 percent, due primarily to organic sales growth. Legacy ABSG revenue increased 10.3 percent - its 15th consecutive quarter of revenue growth of 10 percent or more - driven by overall strong performance, especially in the sale of oncology products. Intrasegment revenues between legacy ABDC and legacy ABSG have been eliminated in the presentation of total Pharmaceutical Distribution Services revenue. Total intrasegment revenues were $2.7 billion and $2.1 billion in the quarters ended September 30, 2017 and 2016, respectively.

Segment operating income of $400 million in the September quarter of fiscal 2017 was up 0.4 percent compared to the same period in the previous fiscal year.

Other

Revenue in Other was $1.5 billion in the fourth quarter of fiscal 2017, an increase of 12.2 percent compared to the same period in the prior fiscal year as all three business units contributed to revenue growth in the quarter. Operating income in Other increased 8.2 percent to $72 million in the fourth quarter of fiscal 2017. This increase was primarily driven by performance at ABCS and World Courier.

Fiscal Year 2017 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$153.1B	$153.1B
Gross Profit	$4.5B	$4.4B
Operating Expenses	$3.4B	$2.4B
Operating Income	$1.1B	$2.0B
Interest Expense, Net	$145M	$140M
Tax Rate	57.2%	30.7%
Net Income	$414M	$1.3B
Diluted Shares Outstanding	222M	222M
Diluted Earnings Per Share	$1.87	$5.88

Summary Fiscal Year GAAP Results

In fiscal year 2017, GAAP diluted EPS was $1.87, compared to $6.32 in the prior year. Revenue of $153.1 billion was up 4.3 percent over the last fiscal year. Gross profit increased 6.4 percent to $4.5 billion primarily due to the LIFO credit of $158 million in fiscal year 2017 compared to a LIFO expense of $200 million in the prior fiscal year. Operating expenses increased 25.1 percent over the last fiscal year primarily due to the increase in litigation settlements and accruals, offset in part by the absence of Warrants expense in the current fiscal year. Operating income decreased 27.2 percent and operating income margin decreased 31 basis points for the current fiscal year. Diluted weighted average shares outstanding in fiscal 2017 were 221.6 million, down 1.9 percent from the prior fiscal year.

Summary Fiscal Year Adjusted (Non-GAAP) Results

In fiscal year 2017, adjusted diluted EPS was $5.88, an increase of 4.6 percent over the prior fiscal year primarily due to a lower adjusted tax rate and lower adjusted weighted average shares outstanding. Adjusted diluted weighted average shares outstanding in fiscal 2017 were 221.6 million, down 3.2 percent from the prior fiscal year due to share repurchases, net of stock option exercises. Revenue increased 4.3 percent from last fiscal year to $153.1 billion. Adjusted gross profit increased by $48 million or 1.1 percent from last fiscal year to $4.4 billion but was negatively impacted by manufacturer pricing practices. Adjusted operating income decreased 0.7 percent as the increase in adjusted operating expenses of $61 million exceeded the increase in adjusted gross profit. Adjusted operating income margin decreased 6 basis points from 1.38 percent to 1.32 percent.

Recent Company Highlights & Milestones

•
Following the devastation caused by hurricanes in Houston, Florida, Puerto Rico and elsewhere, the preparedness, collaboration and rapid action by associates throughout the company, particularly those in surrounding areas, ensured that our associates and their families were safe and that we were able to continue to provide safe and secure access to medications.

•
AmerisourceBergen joined Blue Cross Blue Shield Association, Pfizer, Prime Therapeutics and Walgreens to combat the national opioid abuse crisis by expanding the availability of safe medication disposal kiosks to an additional 900 Walgreens stores near military bases and other areas where the opioid epidemic has challenged communities. When the expansion is complete, kiosks will be available in approximately 1,500 Walgreens stores nationwide with the goal of collecting 300 tons of unwanted medication over the next two years.

•
Launched Fusion, the Lash Group’s new patient support technology ecosystem, which combines dozens of best-in-class technologies with workflows that are customized for patient support services. Fusion features a proprietary, advanced data model that enables Lash Group to provide a personalized and seamless experience for patients, providers and manufacturers -- ultimately improving patient access to life saving medications and enhancing patient engagement and outcomes.

•	Began shipments to retail pharmacies acquired by Walgreens Boots Alliance through its phased acquisition of certain Rite Aid stores.

•
Hosted ThinkLive, AmerisourceBergen’s annual global pharmaceutical manufacturer summit where more than 500 manufacturers convened with the Company’s distribution and commercialization experts to share insights for expanding patient access and driving product success.

•
Kicked off fiscal year 2018 with AmerisourceBergen’s OneFuture meeting where our associates discussed enterprise strategy, transformation efforts and industry trends and gave us an opportunity to unite as one AmerisourceBergen.

•
Opened a 5th new distribution center (DC) in Atlanta with state-of-the-art automation as part of our commitment to creating the most efficient healthcare and pharmaceutical network. Two additional new DCs are expected to open in early fiscal year 2018.

•
Launched an online, interactive cell and gene therapy resource that provides actionable insights for innovators grappling with the challenges of bringing these newly approved, complex treatments to market. AmerisourceBergen's commercialization expertise and integrated solutions are tailored to a cell and gene therapy's unique needs and position a therapy for commercial success.

Fiscal Year 2018 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2018 Expectations on an Adjusted (Non-GAAP) Basis

Following the conclusion of the Company’s fiscal 2018 business plan process, and factoring in the previously announced Walgreens Boots Alliance phased acquisition of certain Rite Aid stores through the spring of 2018, AmerisourceBergen has introduced its fiscal year 2018 financial guidance. The Company expects:

•	Revenue growth in the range of 7 percent to 9 percent; and

•	Adjusted diluted earnings per share to be in the range of $5.90 to $6.15.

Additional assumptions include:

•	Adjusted operating expenses to increase between 4 percent to 6 percent;

•	Adjusted operating income growth in the range of 3 percent to 5 percent;

•	Pharmaceutical Distribution Services segment operating income growth in the range of 3 percent to 5 percent;

•	Other, which is comprised of businesses focused on Global Commercialization Services and Animal Health, operating income growth in the range of 3 percent to 6 percent;

•	Adjusted effective tax rate of between 32 percent and 33 percent;

•	Adjusted free cash flow to be approximately $1.25 billion to $1.5 billion;

•	Capital expenditures in the $325 million range; and

•	Regular share repurchases will offset dilution from employee stock option exercises.

AmerisourceBergen also continues to operate under the following working assumptions regarding the pharmaceutical market and its fiscal 2018 expectations:

•	Brand drug inflation to be in the range of 6 percent to 7 percent;

•	Generic drug deflation to be in the range of -7 percent to -9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 2, 2017. A slide presentation for investors has also been posted on the Investors page of the AmerisourceBergen website at www.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 234-9959. No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 430974.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•	J.P. Morgan Healthcare Conference, January 7-11, San Francisco.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 20,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #11 on the Fortune 500, with more than $150 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this presentation are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "will," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs, including the reserve recorded in connection with the proceedings with the United States Attorney’s Office for the Eastern District of New York; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of PharMEDium, or the inability to capture all of the anticipated synergies related thereto; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; declining economic conditions in the United States and abroad; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; interest rate and foreign currency exchange rate fluctuations; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2017	% of Revenue	Three Months Ended September 30, 2016	% of Revenue	% Change

Revenue	$39,120,015		$37,560,603		4.2%

Cost of goods sold	37,947,995		36,436,068		4.1%

Gross profit [1]	1,172,020	3.00%	1,124,535	2.99%	4.2%

Operating expenses:
Distribution, selling, and administrative	560,877	1.43%	530,256	1.41%	5.8%
Depreciation and amortization	104,335	0.27%	94,669	0.25%	10.2%
Warrants	—		260,617
Employee severance, litigation, and other [2]	591,810		14,192
Total operating expenses	1,257,022	3.21%	899,734	2.40%	39.7%

Operating (loss) income	(85,002)	(0.22)%	224,801	0.60%	(137.8)%

Other loss (income)	1,228		(1,824)

Interest expense, net	35,311		35,052		0.7%

(Loss) income before income taxes	(121,541)	(0.31)%	191,573	0.51%	(163.4)%

Income tax expense	173,046		45,888		277.1%

Net (loss) income	$(294,587)	(0.75)%	$145,685	0.39%	(302.2)%

Earnings per share:
Basic	$(1.35)		$0.66		(304.5)%
Diluted	$(1.35)		$0.64		(310.9)%

Weighted average common shares outstanding:
Basic	218,501		219,087		(0.3)%
Diluted [3]	218,501		226,853		(3.7)%
 ________________________________________

[1]	Includes a $74.9 million LIFO credit in the three months ended September 30, 2017. Includes a $74.1 million LIFO credit in the three months ended September 30, 2016.

[2]
Includes $16.3 million of employee severance and other costs, a $575.0 million litigation accrual, and $0.5 million of deal-related transaction costs in the three months ended September 30, 2017. Includes $13.3 million of employee severance and other costs and $0.9 million of deal-related transaction costs in the three months ended September 30, 2016.

[3]
Stock options, restricted stock, and restricted stock units were anti-dilutive for the three months ended September 30, 2017. The dilutive effect of these items is included in the three months ended September 30, 2016.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2017	% of Revenue	Fiscal Year Ended September 30, 2016	% of Revenue	% Change

Revenue	$153,143,826		$146,849,686		4.3%

Cost of goods sold	148,597,824		142,577,080		4.2%

Gross profit [1]	4,546,002	2.97%	4,272,606	2.91%	6.4%

Operating expenses:
Distribution, selling, and administrative	2,128,730	1.39%	2,091,237	1.42%	1.8%
Depreciation and amortization	397,603	0.26%	364,735	0.25%	9.0%
Warrants	—		140,342
Employee severance, litigation, and other [2]	909,327		102,911
Pension settlement	—		47,607
Total operating expenses	3,435,660	2.24%	2,746,832	1.87%	25.1%

Operating income	1,110,342	0.73%	1,525,774	1.04%	(27.2)%

Other income	(2,730)		(5,048)

Interest expense, net	145,185		139,912		3.8%

Income before income taxes	967,887	0.63%	1,390,910	0.95%	(30.4)%

Income tax expense (benefit)	553,403		(37,019)

Net income	$414,484	0.27%	$1,427,929	0.97%	(71.0)%

Earnings per share:
Basic	$1.90		$6.73		(71.8)%
Diluted	$1.87		$6.32		(70.4)%

Weighted average common shares outstanding:
Basic	218,375		212,206		2.9%
Diluted	221,602		225,959		(1.9)%
________________________________________

1  Includes a $157.8 million LIFO credit and a $1.4 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2017. Includes a $200.2 million LIFO expense and a $133.8 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2016.

2  Includes $38.1 million of employee severance and other costs, $864.4 million for litigation settlements and accruals, and $6.8 million of deal-related transaction costs in the fiscal year ended September 30, 2017. Includes $53.5 million of employee severance and other costs, $19.2 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition), a $17.1 million charge related to the transfer of surplus assets from the Company's settled salaried defined benefit pension plan to its defined contribution 401(k) plan, and $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items) in the fiscal year ended September 30, 2016.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2017
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$1,172,020	$1,257,022	$(85,002)	$35,311	$(121,541)	$173,046	$(294,587)	$(1.35)

Warrants expense [1]	—	—	—	—	—	132	(132)	—

Gain from antitrust litigation settlements	—	—	—	—	—	(35)	35	—

LIFO credit	(74,863)	—	(74,863)	—	(74,863)	(28,926)	(45,937)	(0.21)

Acquisition-related intangibles amortization	—	(39,144)	39,144	—	39,237	16,984	22,253	0.10

Employee severance, litigation, and other [2]	—	(591,810)	591,810	—	591,810	(19,942)	611,752	2.78

Adjusted Non-GAAP	$1,097,157	$626,068	$471,089	$35,311	$434,643	$141,259	$293,384	$1.33	[3]

Adjusted Non-GAAP % changes vs. prior year quarter	4.4%	6.8%	1.5%	7.3%	0.3%	3.9%	(1.3)%	2.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.00%	2.80%
Operating expenses	3.21%	1.60%
Operating (loss) income	(0.22)%	1.20%
________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Includes a $575.0 million litigation accrual with no corresponding tax benefit.

[3]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,124,535	$899,734	$224,801	$35,052	$191,573	$45,888	$145,685	$0.64

Warrants expense [1]	—	(260,617)	260,617	(2,154)	262,771	96,662	166,109	0.73

Gain from antitrust litigation settlements	—	—	—	—	—	(616)	616	—

LIFO credit	(74,075)	—	(74,075)	—	(74,075)	(28,091)	(45,984)	(0.20)

Acquisition-related intangibles amortization	—	(38,651)	38,651	—	38,713	15,843	22,870	0.10

Employee severance, litigation, and other	—	(14,192)	14,192	—	14,192	6,033	8,159	0.04

Pension settlement	—	—	—	—	—	220	(220)	—

Adjusted Non-GAAP	$1,050,460	$586,274	$464,186	$32,898	$433,174	$135,939	$297,235	$1.30	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.99%	2.80%
Operating expenses	2.40%	1.56%
Operating income	0.60%	1.24%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$4,546,002	$3,435,660	$1,110,342	$145,185	$967,887	$553,403	$414,484	$1.87

Warrants expense [1]	—	—	—	(5,358)	5,358	1,924	3,434	0.02

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(501)	(894)	—

LIFO credit	(157,782)	—	(157,782)	—	(157,782)	(56,661)	(101,121)	(0.46)

Acquisition-related intangibles amortization	—	(156,378)	156,378	—	156,752	56,291	100,461	0.45

Employee severance, litigation, and other [2]	—	(909,327)	909,327	—	909,327	21,934	887,393	4.00

Adjusted Non-GAAP	$4,386,825	$2,369,955	$2,016,870	$139,827	$1,880,147	$576,390	$1,303,757	$5.88

Adjusted Non-GAAP % changes vs. prior year	1.1%	2.7%	(0.7)%	6.5%	(1.3)%	(6.8)%	1.4%	4.6%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.97%	2.86%
Operating expenses	2.24%	1.55%
Operating income	0.73%	1.32%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Includes $864.4 million for litigation settlements and accruals with no corresponding income tax benefit.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

 AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$4,272,606	$2,746,832	$1,525,774	$139,912	$1,390,910	$(37,019)	$1,427,929	$6.32

Warrants expense [1]	—	(140,342)	140,342	(8,618)	148,960	510,935	(361,975)	(1.66)

Gain from antitrust litigation settlements	(133,758)	—	(133,758)	—	(133,758)	(53,005)	(80,753)	(0.35)

LIFO expense	200,230	—	200,230	—	200,230	79,347	120,883	0.53

Acquisition-related intangibles amortization	—	(147,262)	147,262	—	147,514	58,457	89,057	0.39

Employee severance, litigation, and other	—	(102,911)	102,911	—	102,911	40,781	62,130	0.27

Pension settlement	—	(47,607)	47,607	—	47,607	18,866	28,741	0.13

Adjusted Non-GAAP	$4,339,078	$2,308,710	$2,030,368	$131,294	$1,904,374	$618,362	$1,286,012	$5.62	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.91%	2.95%
Operating expenses	1.87%	1.57%
Operating income	1.04%	1.38%
________________________________________

[1]
The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitled it to an income tax deduction equal to the fair value of the Warrants on the date of exercise. As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015. In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2017	2016	2017	2016

Basic shares outstanding	218,501	219,087	218,375	212,206

Stock option, restricted stock, and restricted stock unit dilution	—	3,029	3,227	3,338

Warrants dilution	—	4,737	—	10,415

GAAP diluted shares outstanding	218,501	226,853	221,602	225,959

Stock option, restricted stock, and restricted stock unit dilution [1]	2,822	—	—	—

Warrants dilution [2]	—	(4,737)	—	(10,415)

Shares repurchased under special share repurchase programs, net [2]	—	5,707	—	13,357

Non-GAAP diluted shares outstanding	221,323	227,823	221,602	228,901
 ________________________________________

[1]
For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

[2]
For the prior year non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the dilutive impact of the Warrants prior to their exercise and the shares repurchased under special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 and August 2016 Warrants exercises.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2017	2016	% Change

Pharmaceutical Distribution Services	$37,654,651	$36,257,323	3.9%
Other	1,479,987	1,319,608	12.2%
Intersegment eliminations	(14,623)	(16,328)	(10.4)%

Revenue	$39,120,015	$37,560,603	4.2%

	Three Months Ended September 30,
Operating (loss) income	2017	2016	% Change

Pharmaceutical Distribution Services	$399,715	$398,033	0.4%
Other	71,718	66,256	8.2%
Intersegment eliminations	(344)	(103)
Total segment operating income	471,089	464,186	1.5%

LIFO credit	74,863	74,075
Acquisition-related intangibles amortization	(39,144)	(38,651)
Warrants expense	—	(260,617)
Employee severance, litigation, and other	(591,810)	(14,192)

Operating (loss) income	$(85,002)	$224,801

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.14%	2.16%
Operating expenses	1.07%	1.06%
Operating income	1.06%	1.10%

Other
Gross profit	19.82%	20.19%
Operating expenses	14.97%	15.17%
Operating income	4.85%	5.02%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.00%	2.99%
Operating expenses	3.21%	2.40%
Operating (loss) income	(0.22)%	0.60%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.80%	2.80%
Adjusted operating expenses	1.60%	1.56%
Adjusted operating income	1.20%	1.24%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal year Ended September 30,
Revenue	2017	2016	% Change

Pharmaceutical Distribution Services	$147,453,495	$141,701,997	4.1%
Other	5,747,863	5,207,095	10.4%
Intersegment eliminations	(57,532)	(59,406)	(3.2)%

Revenue	$153,143,826	$146,849,686	4.3%

	Fiscal Year Ended September 30,
Operating income	2017	2016	% Change

Pharmaceutical Distribution Services	$1,643,629	$1,702,725	(3.5)%
Other	373,797	327,746	14.1%
Intersegment eliminations	(556)	(103)
Total segment operating income	2,016,870	2,030,368	(0.7)%

Gain from antitrust litigation settlements	1,395	133,758
LIFO credit (expense)	157,782	(200,230)
Acquisition-related intangibles amortization	(156,378)	(147,262)
Warrants expense	—	(140,342)
Employee severance, litigation, and other	(909,327)	(102,911)
Pension settlement	—	(47,607)

Operating income	$1,110,342	$1,525,774

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.16%	2.28%
Operating expenses	1.04%	1.08%
Operating income	1.11%	1.20%

Other
Gross profit	20.96%	21.25%
Operating expenses	14.45%	14.95%
Operating income	6.50%	6.29%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.97%	2.91%
Operating expenses	2.24%	1.87%
Operating income	0.73%	1.04%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.86%	2.95%
Adjusted operating expenses	1.55%	1.57%
Adjusted operating income	1.32%	1.38%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$2,419,984	$2,741,832
Accounts receivable, net	10,303,324	9,175,876
Merchandise inventories	11,461,428	10,723,920
Prepaid expenses and other	118,563	210,219
Total current assets	24,303,299	22,851,847

Property and equipment, net	1,797,945	1,530,682
Goodwill and other intangible assets	8,877,562	8,959,346
Other long-term assets	337,664	295,626

Total assets	$35,316,470	$33,637,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$25,404,042	$23,926,320
Other current liabilities	1,364,123	1,354,049
Total current liabilities	26,768,165	25,280,369

Long-term debt	3,429,934	3,576,493

Other long-term liabilities	3,003,910	2,651,235

Stockholders’ equity	2,114,461	2,129,404

Total liabilities and stockholders’ equity	$35,316,470	$33,637,501

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2017	2016

Operating Activities:
Net income	$414,484	$1,427,929
Adjustments to reconcile net income to net cash provided by operating activities [1]	672,502	722,363
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,277,896)	(912,724)
Merchandise inventories	(431,454)	(1,107,252)
Accounts payable	1,473,389	3,011,508
Other [2]	637,982	36,673
Net cash provided by operating activities [3]	1,489,007	3,178,497

Investing Activities:
Capital expenditures	(466,397)	(464,616)
Cost of acquired companies, net of cash acquired	(61,648)	(2,731,356)
Net proceeds from sales of investments in available-for-sale securities	26,143	59,746
Other	3,861	(32,953)
Net cash used in investing activities	(498,041)	(3,169,179)

Financing Activities:
Net (repayments) borrowings	(749,553)	713,214
Purchases of common stock [4]	(329,929)	(2,266,344)
Exercises of warrants	—	2,360,479
Exercises of stock options	102,923	74,768
Cash dividends on common stock	(320,270)	(288,477)
Other	(15,985)	(28,568)
Net cash (used in) provided by financing activities	(1,312,814)	565,072

(Decrease) Increase in cash and cash equivalents	(321,848)	574,390

Cash and cash equivalents at beginning of year	2,741,832	2,167,442

Cash and cash equivalents at end of year	$2,419,984	$2,741,832

________________________________________

[1]
Adjustments include a LIFO credit of $157.8 million in the fiscal year ended September 30, 2017 and a LIFO expense of $200.2 and non-cash Warrants expense of $140.3 million in the fiscal year ended September 30, 2016.

[2]	Includes a $575.0 million litigation accrual in the fiscal year ended September 30, 2017.

[3]	Includes the payment of $286.7 million for litigation settlements recorded in Employee Severance, Litigation, and Other in the fiscal year ended September 30, 2017.

[4]	Includes purchases made under special share repurchase programs totaling $1,535.1 million that cash settled in the fiscal year ended September 30, 2016.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) adjusted gross profit; (ii) adjusted operating expenses; (iii) adjusted operating income; (iv) adjusted interest expense, net; (v) adjusted net income; (vi) adjusted tax rate; (vii) adjusted diluted earnings per share; and (viii) adjusted diluted shares outstanding. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance as such items are outside the control of the Company or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements and LIFO expense/credit because the Company cannot control the amounts recognized or timing of these items. Management believes that this non-GAAP financial measure is useful to investors because it provides a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense/credit is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses: Adjusted operating expenses is a non-GAAP financial measure that excludes Warrants expense/income, acquisition-related intangibles amortization, employee severance, litigation, and other expenses, and a pension settlement charge. The Warrants expense/income related to changes in the fair value of warrants, which we issued in March 2013 (the “Warrants”) to wholly-owned subsidiaries of Walgreens Boot Alliance, Inc., prior to their exercise in fiscal 2016. We believe that this adjustment was useful to investors because the Warrants did not relate to the Company’s ongoing business performance. In addition, Warrants expense/income is a non-cash item, and the Company did not control and could not predict the change in the fair value of the Warrants prior to their exercise. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to non-recurring organizational restructuring. We exclude the amount of litigation settlements and other expenses that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. We excluded the charge related to the settlement of benefits under our salaried defined benefit pension plan because this charge was unusual, non-recurring and non-cash in nature.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes that were repaid in May 2017 (the “2017 Notes”). The 2017 Notes were issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the Warrants. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense, net.

•	Adjusted tax rate: Adjusted tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income/loss before income taxes.

•
Adjusted net income: Adjusted net income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit, adjusted operating expenses, adjusted operating income, and adjusted interest expense, net. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Through fiscal 2016, we adjusted the number of diluted weighted average common shares outstanding in presenting adjusted diluted earnings per share to exclude the dilutive impact of the Warrants prior to their exercise and the shares purchased under our special share repurchase programs, net of the weighted average number of shares issued related to the exercises of the Warrants. Adjusted diluted earnings per share excludes the per share impact of adjustments including Warrants expense/income, and the related interest expense incurred in connection with the 2017 Notes; gain from antitrust litigation settlements; LIFO expense/credit; acquisition-related intangibles amortization; employee severance, litigation, and other; and the charge related to a pension settlement; in each case net of the tax effect calculated using the applicable effective tax rate for those items. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2018 guidance for diluted earnings per share, operating expense, operating income and income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided 2018 free cash flow guidance. For fiscal year 2018, we have defined the non-GAAP financial measure of free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense/credit is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Keri P. Mattox
Vice President, Corporate & Investor Relations
610-576-7801
kmattox@amerisourcebergen.com

Bennett S. Murphy
Director, Corporate & Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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